Registration No. 333- 201029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN EDUCATION CENTER INC.

(Exact Name of Registrant as Specified in Its Charter)

38-3941544	8200	Nevada
(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)	(State or Other Jurisdiction of Incorporation or Organization)

17 Battery Place, Suite 300

New York, NY, 10004

(212) 825-0437

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hinman Au, Chief Executive Officer

American Education Center Inc.

17 Battery Place, Suite 300

New York, NY, 10004

(212) 825-0437

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Yue Cao, Esq.

Law Office of Yue & Associates

708 3rd Avenue, 6th Floor, New York, NY 10017

Telephone: 212-209-3894

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offer Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)
Common Stock, par value $.001 per share	9,000,000	.01	90,000	10.46

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the average price shares were sold to our shareholders in a private placement.

(3)	Paid in advance. The Company has agreed to bear the expenses related to the registration of shares for the selling shareholders. Calculated under Section 6(b) of the Securities Act of 1933 as $.00012880 of the aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED   ______________

Prospectus

American Education Center, Inc.

9,000,000 Shares of Common Stock

This is the initial offering of common stock of American Education Center (the “AEC”) and no public market currently exists for the securities being offered.

We are offering for sale up to a maximum of 9,000,000 common shares at a fixed price of $.01 per common share. There is no minimum number of common shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered common shares.

There is no minimum amount of shares that we must sell in our direct offering, and therefore no minimum amount of proceeds will be raised. No arrangements have been made to place funds into escrow or any similar account.  The Company intends to sell the common shares directly on a best efforts basis, which means our officers, will attempt to sell the shares.   The offering is being conducted. We are making this offering without the involvement of underwriters or broker-dealers. No commission or other compensation related to the sale of the common shares.

	Per Share	Total
Price to public	$.01	$90,000
Proceeds, before expenses to AEC	$.01	$90,000

There is no market for our securities.  Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 10 HEREOF BEFORE BUYING ANY SHARES OF COMMON STOCK.

.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE COMMON SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2

The offering shall terminate on the earlier of:

1)	the date when the sale of all 9,000,000 common shares is completed;
2)	one year from the date of this prospectus; or
3)	prior to one year at the sole determination of the board of directors.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market-maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. To be eligible for quotation, issuers must remain current in their quarterly and annual filings with the SEC. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC Bulletin Board. We do not yet have a market-maker who has agreed to file such application.  There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Investing in our shares of common stock is speculative.

See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with information that is differed.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

You should not assume that the information contained in the registration statement to which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the shares of Common Stock being registered in that registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is                      , 2015.

3

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. In this prospectus, “Company,” “AEC,” “we” and “us” refer to American Education Center, Inc. unless the context requires otherwise.

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our common stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

4

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that may be important to you. You should read this entire prospectus carefully before deciding to invest in our shares of Common Stock.

Unless otherwise indicated, all dollar amounts included herein are recorded in United States dollars.

Our Business

American Education Center, Inc. and subsidiary (the “Company,” “We,” or “AEC”) was incorporated under the laws of the State of Nevada on May 7, 2014. Our operations are conducted through our wholly-owned operating subsidiary, American Education Center, Inc. which is incorporated under the laws of the State of New York (“AEC New York” or ”AEC NY”).

On May 31, 2014, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with AEC New York whereby we acquired all of the outstanding capital stock of AEC New York and AEC New York became a wholly owned subsidiary of the Company.  In consideration for the exchange of 100% of the issued and outstanding capital stock of AEC New York under the Exchange Agreement, we issued to the shareholder of AEC, Mr. Max Chen (President and director of the Company), an aggregate of 10,563,000 restricted shares of the Company’s common stock and AEC New York became a wholly-owned subsidiary of the Company.

AEC New York was founded in 1999 as a education consulting service company providing education opportunities for teachers, students, and educational institutions between China and the United States. Since 1999, AEC New York has been devoted to providing placement services to students wishing to study in the U.S., and also providing exchange services for qualified U.S. educators to teach in China. AEC New York currently has two representative offices located in Nanjing and Chengdu, and one office in the United States. AEC New York offers a comprehensive solution in which students from all over the world can find superior services suitable to their needs.

As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our securities will ever develop.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

·	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

·	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

·	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

·	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

·	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

·	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

·	are exempt from any proposed new requirements of the PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

5

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we (1) have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter; or (2) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we will be subject to the "Penny Stock" rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares. Please see the disclosures under "Penny Stock Considerations" in this Prospectus for more information.

The Offering

Following is a brief summary of this offering.  Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Common shares outstanding prior to offering	21,000,000

Shares of Common Stock being offered	9,000,000 shares, par value $0.01

Number of Shares of Common Stock Outstanding After the Offering	30,000,000

Offering Price

The $0.01 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including the most recent selling price of shares of our common stock in private placements

Use of proceeds	We will use proceeds of the offering for marketing, business development and working capital.

6

Duration of the offering	The offering shall be terminated on the earlier of:
(1) The date when sale of all 9,000,000 shares is completed;
(2) One year from the date of this prospectus;
(3) Prior to one year at the sole determination of the Board of Directors;

Risk Factors	An investment in the shares of Common Stock is subject to a number of risks. You should carefully consider the information set forth in the "Risk Factors" section below and the other sections of this Prospectus, in addition to the documents included in and/or incorporated by reference in the registration statement to which this Prospectus forms a part.

7

RISK FACTORS

An investment in our shares of Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before you decide to buy any shares. Any of the following risks could cause our business, results of operations and financial condition to suffer materially, causing the market price of our shares of Common Stock to decline, in which event you may lose part or all of your investment in our shares of Common Stock. Additional risks and uncertainties not currently known to us or that we currently do not deem material may also become important factors that may materially and adversely affect our business.

Risks Related to Our Business

If we are not able to continue to attract students to enroll in our courses without a significant decrease in course fees, our revenues may decline and we may not be able to maintain profitability.

The success of our business depends primarily on the number of student enrollments in our courses and the amount of course fees that our students are willing to pay. Therefore, our ability to continue to attract students to enroll in our courses without a significant decrease in course fees is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, expand our geographic reach, manage our growth while maintaining the consistency of our teaching quality, effectively market our programs to a broader base of prospective students, develop and license additional high-quality educational content and respond to competitive pressures. If we are unable to continue to attract students to enroll in our courses without a significant decrease in course fees, our revenue may decline and we may not be able to operate profitability.

We depend on our dedicated and capable faculty, and if we are not able to continue to hire, train and retain qualified teachers, we may not be able to maintain consistent teaching quality throughout our school network and our brand, business and operating results may be materially and adversely affected.

Our teachers are critical to maintaining the quality of our programs, services and products and building and maintaining our brand and reputation. It is critical for us to continue to attract qualified teachers who have a strong command of the subject areas to be taught and meet our qualification. We also need to hire teachers who are capable of delivering innovative and inspirational instruction. The number of teachers in China with the necessary experience and language proficiency to teach our courses is limited and we must provide competitive compensation packages to attract and retain qualified teachers. In addition, criteria such as commitment and dedication are difficult to ascertain during the recruitment process, in particular as we continue to expand and add teachers to meet rising student enrollment. We must also provide continuous training to our teachers so that they can stay up to date with changes in student demands, admissions and assessment tests, admissions standards and other key trends necessary to effectively teach their respective courses. We may not be able to hire, train and retain enough qualified teachers to keep pace with our anticipated growth while maintaining consistent teaching quality across many different schools, learning centers and programs in different geographic locations. Shortages of qualified teachers or decreases in the quality of our instruction, whether actual or perceived, in one or more of our markets may have a material and adverse effect on our business.

Our business depends on our name “American Education Center”, and if we are not able to maintain and enhance our brand, our business and operating results may be harmed.

We believe that market awareness of our name “American Education Center” has contributed significantly to the success of our business. We also believe that maintaining and enhancing the “American Education Center” brand is critical to maintaining our competitive advantage. We offer a diverse set of programs, services and products to primary and middle school students, college students and other adults throughout many provinces and cities in China. As we continue to grow in size, expand our programs, services and product offerings and extend our geographic reach, our ability to maintain and improve their quality and consistency may be more difficult to achieve.

8

We have invested in brand promotion initiatives. We cannot assure you that these or our other marketing efforts will be successful in promoting our brand to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our programs, services and products, or if we incur excessive marketing and promotion expenses, our business and results of operations may be materially and adversely affected. In addition, any negative publicity relating to our Company or our programs and services, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and operating results.

If we fail to successfully execute our growth strategies, we may not be able to continue to attract students to enroll in our courses and/or utilize our services, and our business and prospects may be materially and adversely affected.

Our growth strategies include expanding our programs, services and product offerings and our network with schools and learning centers, updating and expanding the content of our programs, services and products in a cost-effective and timely manner, as well as maintaining and continuing to establish strategic relationships with other businesses. The expansion of our programs, services and products in terms of types of offerings and geographic locations may not succeed due to competition, failure to effectively market our new programs, services and products and maintain their quality and consistency, or other factors. In addition, we may be unable to identify new cities with sufficient growth potential to expand our network, and we may fail to attract students and increase student enrollments or recruit, train and retain qualified teachers for our new schools and learning centers. Some cities in China have undergone development and expansion for several decades while others are still at an early stage of urbanization and development. In more developed cities, it may be difficult to increase the number of schools and learning centers because we and/or our competitors already have extensive operations in these cities. In recently developed and developing cities, demand for our programs, services and products may not increase as rapidly as we expect. Furthermore, we may be unable to develop or license additional content on commercially reasonable terms in a timely manner, or at all, to keep pace with changes in market demands. If we fail to successfully execute our growth strategies, we may not be able to continue to attract students to enroll in our courses and utilize our services, and our business and prospects may be materially and adversely affected.

We face significant competition in each major program we offer and each geographic market in which we operate, and if we fail to compete effectively, we may lose our market share and our profitability may be adversely affected.

The private education sector in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face competition in each major program we offer and each geographic market in which we operate. For example, we face competition for our student services from Boya International Elite Company, which offers overseas education programs for students from China. We face competition from the Study Abroad Foundation for our institutional services, which offers advice on attracting international students to universities. We face competition from the First Abroad Organization for our educator placement services, which introduce American teachers to China. We also face nationwide competition for our English as a Second Language (“ESL”) preparation courses from companies which offer similar preparation courses in China.

Our student enrollments may decrease due to intense competition. Some of our competitors have greater resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products and respond more quickly than we can to changes in student needs, testing materials, admissions standards or new technologies. In addition, we face competition from many different smaller sized organizations that only focus on some of our targeted markets, and they may be able to respond faster to changes in student preferences in these markets. Further, the increased use of the internet, and advances in internet and computer related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and cost entry barriers to providing private educational services. As a result, many of our international competitors that offer online test preparation and language training courses may be able to more effectively penetrate the China market. Many of these competitors have strong education brands, which may cause students and parents in China to be more attracted to these companies based in the country that the student wishes to study in or in which the selected language is widely spoken. Moreover, many smaller companies are able to use the internet to quickly and cost effectively offer their programs, services and products to a large number of students with less capital expenditures than previously required. We may have to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. As a result, our revenues and profitability may decrease. We cannot assure you that we will be able to compete successfully against current or future competitors. If we are unable to maintain our competitive position or otherwise respond to competitive pressures effectively, we may lose our market share and our profitability may be adversely affected.

9

Failure to adequately and promptly respond to changes in testing materials, admissions standards and technologies could cause our programs, services and products to be less attractive to students.

Admissions and assessment tests undergo continuous change, in terms of the focus of the subjects and questions asked, the format of the tests and the manner in which the tests are administered. For example, certain admissions and assessment tests in the United States now include an essay component, which require us to hire and train teachers to be able to analyze written essays that tend to be more subjective in nature and require a higher level of English proficiency. In addition, some admissions and assessment tests that were previously offered in paper format only are now offered in a computer-based testing format. These changes require us to continually update and enhance our test preparation materials and our teaching methods, and could lead to an increase in our expenses and a decrease in profitability.

If colleges, universities and other higher education institutions reduce their reliance on admissions and assessment tests, we may experience a decrease in demand for our admission preparation services and our business may be materially and adversely affected.

We provide preparation services for Chinese students seeking admission to colleges and universities in the United States. We derive a significant portion of our revenues from such admission services. The success of our admission services depends on the continued use of admission and assessment tests as a requirement for admission or graduation. If these tests are changed and we are unable to maintain a program to keep up with these changes or if these tests are not utilized by the colleges and universities, our business can be materially and adversely affected.

In the United States, there has been a continuing debate regarding the usefulness of admission and assessment tests to assess qualifications of applicants and many people have criticized the use of these tests as unfairly discriminating against certain test takers. If a large number of educational institutions abandon the use of existing admission and assessment tests as a requirement for admission, without replacing them with other admission and assessment tests, we may experience a decrease in demand for our test preparation courses and our business may be seriously harmed.

New programs, services and products that we develop may compete with our current offerings.

We are constantly developing new programs, services and products to meet changes in student demands and respond to changes in testing materials, admissions standards, market needs and trends and technological changes. While some of the programs, services and products that we develop will expand our current offerings and increase student enrollments, others may compete with or make irrelevant our existing offerings without increasing our total student enrollments. For example, our online courses may take away students from our existing classroom-based courses, and our partnership with new schools and learning centers may take away students from our existing schools and learning centers. If we are unable to expand our program, service and product offerings while increasing our total student enrollments and profitability, our business and growth may be adversely affected.

Our business is subject to fluctuations caused by seasonality or other factors beyond our control, which may cause our operating results to fluctuate from quarter to quarter.

10

We have experienced, and expect to continue to experience, seasonal fluctuations in our revenues and results of operations, primarily due to seasonal changes in student enrollments. Historically, we receive deposits for our services during the second and third quarter of our fiscal year which lead to increased revenues during the subsequent quarters. Further, because these deposits are refundable if the client is not accepted to the college or university (normally in the third and fourth quarters of our fiscal year) our revenues during these quarters may be lower than in previous quarters. In addition, because these deposits can be refundable , revenue cannot be recognized until we successfully complete our services. However, certain of our expenses do not necessarily correspond with changes in our student enrollments and revenues. For example, we make investments in marketing and promotion, teacher recruitment and training, and product development throughout the year and we pay rent for our facilities. In addition, other factors beyond our control, such as special events that take place during a quarter when our student enrollment would normally be high, may have a negative impact on our student enrollments. We expect quarterly fluctuations in our revenues and results of operations to continue. These fluctuations could result in volatility and adversely affect our operations from one quarter to the next. As our revenues grow, these seasonal fluctuations may become more pronounced.

Our historical financial and operating results are not indicative of our future performance; and our financial and operating results are difficult to forecast.

Our financial and operating results to date are not necessarily indicative of future operating results. In addition to the fluctuations described above, our revenues, expenses and operating results may vary from quarter to quarter and from year to year in response to a variety of other factors beyond our control, including, but not limited to:

•	general economic conditions;

•	regulations or actions pertaining to the provision of private educational services in China;

•	detrimental negative publicity about us, our competitors or our industry;

•	changes in consumers’ spending patterns; and

•	non-recurring charges incurred in connection with acquisitions or other extraordinary transactions or unexpected circumstances.

Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be indicative of our future performance, and therefore you should not rely on them to predict the future performance of our Company. In addition to the above factors, our past results may not be indicative of future performance because of new businesses developed or acquired by us.

Our business is difficult to evaluate because we have limited experience generating revenues from some of our newer services.

Historically, our core business has been student admission services for college and graduate study, teacher placement, and recruiting and consulting services to educational institutions between the United States and China. We have launched new services to expand our business and student base in recent years. For example, during the second half of 2013, we launched our “VIP Personalized Services” for students who would like to apply to top U.S. universities. In 2014, we established our University Pathway Program (“UPP”) with the State University of New York, and Masters in Data Sciences program with St. Peter’s University. Some of these operations have not generated significant revenues to date, and we have less experience responding quickly to changes, competing successfully and maintaining and expanding our brand in these areas. Consequently, there is limited operating history on which you can base your evaluation of the business and prospects of these relatively newer operations.

The continuing efforts of our senior management team and other key personnel are important to our success, and our business may be harmed if we lose their services.

It is important for us to have the continuing services of our senior management team, in particular, Max Pu Chen, our founder, and chairman, who has been with AEC New York since inception in 1999. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily, and our business may be disrupted or suffer from their departure. Competition for experienced management personnel in the private education sector is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose teachers, students, and key professionals and staff members.

Some of Our Officers and Our Director have no public company experience, which could result in their inability to properly manage Company affairs.  The Company’s needs could exceed the level of experience they may have.  The Company will be dependent on key executives, and the loss of the services of the current officers and directors could severely impact the Company’s business operations.  This could result in the loss of one’s entire investment.

11

The Company’s business plan does not provide for the hiring of any additional employees, other than outlined in its Plan of Operations, until operations can support the expense.  Until that time, the responsibility of developing the Company’s business, the offering and selling of the shares through this prospectus and fulfilling the reporting requirements of a public company will fall upon the officers and director of the Company.  Further, our President and sole director has no experience in complying with the various rules and regulations which are required of a public company, and as a result, he may not be able to successfully operate a public company, even if the Company’s operations are successful.  While each of the Company’s officers and director will use their best judgment to resolve all potential conflicts, there is no formulated plan to resolve any possible conflict of interest with their other business activities, and we cannot guarantee that any potential conflicts can be avoided.  In the event they are unable to fulfill any aspect of their duties to the Company, it may experience a shortfall or complete lack of sales resulting in little or no profits and eventual closure of its business.

The management of future growth will require, among other things, continued development of the Company's financial and management controls and management information systems, stringent control of costs, increased marketing activities, ability to attract and retain qualified management, research and marketing personnel.  The loss of key executives or the failure to hire qualified replacement personnel would compromise the Company’s ability to generate revenues or otherwise have a material adverse effect on the Company.  There can be no assurance that the Company will be able to successfully attract and retain skilled and experienced personnel.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our annual reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with the public company effective dates.

Risks Related To Doing Business In China

The PRC laws and regulations governing the Company’s business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.The company may be subject to limitations on its ability to operate consulting services for overseas studies under PRC laws and regulations.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

12

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

Doing business in the PRC is subject to many uncertainties and changes in the political, economic or social direction of the PRC could have an adverse effort on the Company’s operations.

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. The differing cultures, business preferences, corruption, deserve uncertain government regulations, tax systems and currency regulations are risks that can impact the Company’s operations. Although the PRC government has been pursuing economic reform policies, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly attend, especially in the event of a change in leadership, social or political description or unforeseen circumstance, there is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent, effective or continue.

Regarding intermediate and consulting business activities relating to self-funded overseas studying, the Ministry of Education ("MOE"), the Ministry of Public Security and the SAIC jointly issued the Administrative Regulations on Intermediate Services for Overseas Studies with Private Funds and their Implementing Rules in 1999, which require that any intermediate service organization engaged in such services procure from the MOE the Recognition on the Intermediate Service Organization for Self-funded Overseas Studies.

As we are a U.S. incorporated company, we do not believe that we are required to obtain Chinese license for operation of our business in the United States. Our two representative offices in China are engaged in overseas studies, consulting and other consulting services. Our two representative offices are registered with the local administration of industry and commerce, but have not obtained relevant licenses to engage in consulting services for overseas studies from the local authority. Local government may request our representative offices to obtain such licenses or suspend the business operations of our representative office in China if we fail to obtain such licenses. .

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

At the present time, the Renminbi, the currency of the PRC, is not a freely convertible currency.  We receive all of our revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC.  The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.

Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”). “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered “current account transactions.”  Non-current account items, including direct investments and loans, known as “capital account” items, remain subject to SAFE approval and companies are required to open and maintain separate foreign exchange accounts for capital account items.  There are other significant restrictions on the convertibility of Renminbi, including that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. Under current regulations, we can obtain foreign currency in exchange for the Renminbi from swap centers authorized by the government.  While we do not anticipate problems in obtaining foreign currency to satisfy our requirements, we cannot be certain that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting the Renminbi in a timely manner.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could harm our business.

Although we are currently not subject to these regulations, we anticipate that we will be subject to the United States Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove ineffective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could adversely impact our business, operating results and financial condition.

Risks Related to this Offering

The offering price of the shares should not be used as an indicator of the future market price of the shares, therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell

Since our shares are not listed or quoted on any exchange or quotation system, the offering price for the sale of the shares of common stock by the Company was determined arbitrarily by management. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the shares.

13

The ownership of our common stock is concentrated among a small number of shareholders, and if our principal shareholders, director and officers choose to act together, they may be able to significantly influence management and operations, which may prevent us from taking actions that may be favorable to you.

Our ownership is concentrated among a small number of shareholders, including our founder, director, officers and entities related to these persons. Accordingly, these shareholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our shareholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of the Company or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

The requirements of being a public company may strain our resources and divert management’s attention.

Compliance with the Exchange Act and the Sarbanes-Oxley Act and other applicable securities rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. In addition, complying with public company disclosure rules makes our business more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

There is no assurance of a public market or that the Company’s common stock will ever trade on a recognized exchange; therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents to obtain a listing on the OTC Bulletin Board (or comparable platform), nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Our common stock is considered a “penny stock” which is subject to restrictions on marketability, so you may not be able to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares. These regulations may likely have the effect of limiting the trading activity of the Company’s common stock and reducing the liquidity of an investment in its common stock. In addition, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase our Company’s stock or a lack of market makers to support the stock price.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their shares.

14

Our shareholders may face significant restrictions on the resale of our securities due to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE AMEX Equities exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, the board of directors has the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

An active trading market for our shares of Common Stock may not develop.

Prior to this offering, there has been no public market for our shares of Common Stock. An active trading market for our shares may not develop or be sustained following this offering. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our shares is not active. The initial public offering price for our shares of Common Stock hereunder may bear no relation to its intrinsic value or to the market price of our shares of Common Stock after this offering. Investors may not be able to sell their shares of Common Stock at or above the initial public offering price or at all.

If the price of our common stock is volatile when (and if) we are trading, purchasers of our shares of Common Stock could incur substantial losses.

The price of our Common Stock when (and if) we are trading is likely to be volatile. As a result of this volatility, investors may not be able to sell their shares of Common Stock at or above the initial public offering price. The price for our shares of Common Stock may be influenced by many factors, including general economic, industry and market conditions.

A decline in the market price of our shares of Common Stock could cause investors to lose some or all of their investment and may adversely impact our ability to attract and retain employees and raise additional capital. In addition, shareholders may initiate securities class action lawsuits if the market price of our shares drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

15

Moreover, we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our shares of Common Stock. We do not control analysts or the content and opinions included in their reports. The price of our shares of Common Stock could decline if one or more equity research analysts downgrade our shares of Common Stock or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not intend to pay cash dividends on our shares of Common Stock in the foreseeable future.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the right of holders of our shares of Common Stock to receive dividends declared by our board of directors may be restricted to the extent we issue preferred shares with dividend rights superior to those of our shares of Common Stock.

Shares of the Company’s common stock represent equity interests and are subordinate to existing and future indebtedness.

Shares of our common stock represent equity interests in our Company and, as such, rank junior to any indebtedness of our Company now existing or created in the future, as well as to the rights of any preferred shares that may be issued in the future. In the future, we may incur substantial amounts of debt and other obligations that will rank senior to our common stock or to which our common stock will be structurally subordinated.

Provisions in our charter documents and Nevada law could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

Provisions of our articles of incorporation and bylaws, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us, even if beneficial to our shareholders.  Provisions include (i) authorizing the issuance of “blank check” preferred shares that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt; (ii) prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of our shareholders to elect director candidates; and (iii) advance notice provisions in connection with shareholder proposals that may prevent or hinder any attempt by our shareholders to bring business to be considered by shareholders at a meeting or replace our Company’s board of directors.

16

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business,” contains forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	implementation of our business strategy;

•	our anticipated capital requirements and future operating performance; and

•	our use of the net proceeds from this offering.

Any statements that relate to future events or conditions, including, without limitation, the statements included in this prospectus that are not historical facts, that relate to industry prospects and that concern our prospective results of operations or financial position, may be deemed to be forward-looking statements. Often, however, our uses of the words “believe,” “anticipate,” “plan,” “expect,” “intend” and similar expressions will identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, these statements represent our current expectations and are inherently uncertain. The factors discussed above under “Risk Factors,” among others, could cause actual results, levels of activity, performance or achievements to differ materially from those indicated by these forward-looking statements. Forward-looking statements represent our views as of the date of this prospectus. While we may elect to update these forward-looking statements in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. For all of these reasons, you should not unduly rely on any forward-looking statements.

17

USE OF PROCEEDS

We will receive up to $90,000 in proceeds from the sale of shares offered by us under this prospectus. There is no assurance that we will be able to raise any funds from this offering as we are conducting this offering on a “best-efforts” basis. The proceeds we receive shall be used to pay for offering expenses consisting of legal and accounting fees. The use of proceeds may include: consulting services and hiring personnel or engaging in joint ventures with other companies.

If all the shares being offered by the Company are sold, the gross proceeds from this offering will be $90,000. The proceeds from this offering are expected to be used in the priority set forth below after successful completion of this offering:

GROSS OFFERING	$90,000
LESS ESTIMATED OFFERING EXPENSES	55,199
NET PROCEEDS	$34,801

PLANNED USES

USE OF PROCEEDS
Consulting Services	$23,121
Salaries and wages	4,400
Other	2,180
Reserve	5,100
Total use of proceeds	$34,801

Our Use of Proceeds is divided into four categories: Consulting Services, Salaries and Wages, Other, and Reserve. Consulting Services are services provided by Lawyers, Consultants, and Overseas Agencies. Salaries and Wages are paid to our internal administrative staff. Other will consist of travel and hotel expenses, communication expenses, and meals and entertainment. Reserves are funds withheld for unexpected costs.

Other working capital will consist of travel expenses, communication expenses, international calls, mobile, hotels, meal and entertainment.

 There is no guarantee the Company will be able to sell the shares being offered in this prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us.  The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company.  In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

18

DILUTION

If you invest in our shares of Common Stock, you will experience dilution to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our shares of Common Stock immediately after this offering.

Our net tangible book value as of September 30, 2014 was $149,008 or $0.007 per share of common stock.  Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of September 30, 2014.  After giving effect to the sale by the Company of 9,000,000 shares of Common Stock offered hereby at the public offering price of $0.010 per share, after deducting estimated offering expenses of $55,199, the adjusted net tangible book value and our net tangible book value per share would have been $183,809 or $0.006 per share of Common Stock. This represents an immediate decrease in net tangible book value of ($0.001) per share to existing shareholders and an immediate dilution in net tangible book value of $0.004 per share to new investors.

The following table illustrates the per share dilution:

Assumed initial offering price per share		$0.010
Pro forma net tangible book value per share as of Sept 30, 2014	$0.007
Decrease in pro forma net tangible book value per share attributable to investors purchasing shares in our initial public offering	(0.001)
Pro forma as adjusted net tangible book value per share after our initial public offering		(0.006)
Dilution in pro forma net tangible book value per share to investors in this offering		$0.004

Even if we have sufficient funds for our current and forecasted operating plans, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

Assuming completion of the offering, there will be 30,000,000 common shares outstanding.  The following table illustrates the per common share dilution that may be experienced by investors at various funding levels.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing stockholders	21,000,000	70.0%	$210,000	70.0%	$0.01
New investors	9,000,000	30.0	90,000	30.0	0.01
Total	30,000,000	100.0%	$300,000	100.0%

19

PLAN OF DISTRIBUTION

AEC has 21,000,000 common shares issued and outstanding as of the date of this prospectus.  AEC is registering up to 9,000,000 common shares for sale at the price of $0.01 per share. There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the over-the-counter market.  We do not yet have a market maker who has agreed to file such application.

We will sell the 9,000,000 common shares ourselves and do not plan to use underwriters or pay any commissions.  We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares.  This prospectus permits our officers and director to sell the common shares directly to the public, with no commission or other remuneration payable to them for any common shares he may sell.

There is no plan or arrangement to enter into any contracts or agreements to sell the common shares with a broker or dealer.  Our officers and director will sell the common shares and intend to offer them to friends, family members and business acquaintances.

There is no minimum amount of common shares we must sell so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The common shares are being offered for the Company by Mr. Max Chen, our President. . Mr. Chen will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares.  No sales commission will be paid for common shares sold by Mr. Chen.

No public market currently exists for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

This is a self-underwritten offering.  This Prospectus is part of a prospectus that permits the Mr. Chen to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to have the shares sold by a broker or dealer.  The Mr. Chen will sell the shares and intend to offer them to friends, family members and business acquaintances.

Mr. Chen will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

a.	Its officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,

b.	Its officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Its officers and director are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.	Its officers and director meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

20

Its officers, director, control persons and affiliates do not intend to purchase any shares in this offering.

Terms of the Offering

The shares being offered by the Company will be sold at the fixed price of $0.01 per share until the completion of this offering.  There is no minimum amount of subscription required per investor, and subscriptions, once received, are irrevocable.

This offering will commence on the effective date of this prospectus and continue for a period of 12 months, unless extended by the Company Board of Directors for an additional 90 days. If the Board of Directors votes to extend the offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period.  The offering proceeds received from investors will be immediately available to the Company.

Deposit of Offering Proceeds

This is a “best efforts” offering, so the Company is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that all funds collected for subscriptions will be immediately available to the Company for use in the implementation of its business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any shares being sold by the Company in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to the Company. Subscriptions, once received by the Company, are irrevocable.

Blue Sky Restrictions on Resale

When a selling shareholder wants to sell shares of our Common Stock acquired under the Prospectus which is a part of this registration statement, the selling shareholder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling shareholder will be able to advise the shareholder as to which states have an exemption for secondary sales of our common stock. Any person who purchases shares of our common stock from a selling shareholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales. When this Prospectus becomes effective, a selling shareholder will indicate in which state(s) he or she wishes to sell the shares, and such seller’s broker will be able to identify whether the shareholder will need to register in that state or may rely on an exemption from registration.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

21

•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

 Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The authorized capital stock of the Company consists of 180,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of “blank check” preferred stock, $0.001 par value.  As of December 10, 2014, there were a total of 21,000,000 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The following statements are qualified in their entirety by reference to the detailed provisions of our Articles of Incorporation and Bylaws. The shares registered pursuant to the registration statement of which this Prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

22

Common Stock

Holders of outstanding shares of common stock are entitled to one vote for each share of stock in his or her name on the records of the Company on all matters submitted to a vote of stockholders, including the election of directors.  The holders of common stock do not have cumulative voting rights.  Dividends may be paid to holders of common stock when, as and if declared by the Board of Directors out of funds legally available therefore.  Holders of common stock have no conversion, redemption or preemptive rights.  All shares of common stock, when validly issued and fully paid, will be non-assessable.  In the event of any liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in the assets of the Company remaining after provision for payment of creditors and after the liquidation preference, if any, of any preferred stock outstanding at the time.

Preferred Stock

The Company has the authority to issue up to 20,000,000 shares of preferred stock. As of the date of this prospectus the Board has not assigned a designation to any of the shares of preferred stock. The Board may, by resolution, issue preferred stock in one or more series at such time or times and for such consideration as the Board may determine.  The Board is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges, and such qualifications, limitations or restrictions thereof, as it determines in the resolutions providing for the issue of such class or series of preferred stock prior to the issuance of any shares thereof.

Options and Warrants

There are no outstanding options or other securities which are convertible into shares of our common stock.

Anti-Takeover Provisions

Some provisions of our amended articles of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might deem to be in the shareholder’s best interest.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.  In addition, our board of directors is authorized to make, alter or repeal our bylaws without further shareholder approval.

Limitation of Officers’ and Directors' Liability; Indemnification

The Nevada Revised Statutes authorize corporations to limit or eliminate the personal liability of directors to corporations and their officers and employees for monetary damages for breaches of directors’ fiduciary duties.

Under our Articles of Incorporation, we may indemnify a person (including against reasonable expenses incurred by such person) in connection with any proceeding if such person was made a party to the proceeding because he or she is or was a director, if he or she conducted himself/herself in good faith and he/she reasonably believed (i) in the case of conduct in his/her official capacity with the Company, that his/her conduct was in the Company’s best interests, or (ii) in the case of any criminal proceedings, that he/she had no reasonable cause to believe his/her conduct was unlawful.  The Company may not however indemnify a director in connection with (i) a proceeding by or in the right of the Company in which the director was adjudged liable to the corporation and (ii) in connection with any proceeding charging improper personal benefit to the Director, whether or not involving action in his official capacity, if he/she was adjudged liable on the basis that personal benefit was improperly received by him/her. We have not entered into separate indemnification agreements with any of our officers or our director.

The limitation of liability and indemnification provisions in our Articles of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

23

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

We also have the right and/or duty to indemnify any officer, employee, or agent of the corporation who is not a director to the extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation's shareholders or directors, or in a contract.

There is currently no pending material litigation or proceeding involving our director, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent and registrar for our shares of Common Stock is Vstock Transfer, LLC.

24

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the Registration Statement of which this Prospectus forms a part. However, we can provide no assurance that our shares of common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market-maker, willing to list, bid, or give sale quotations and to sponsor the listing of a company’s securities. We do not yet have an agreement with a registered broker-dealer as the market-maker, willing to list, bid, or give sale quotations and to sponsor the common stock of the Company. We may not now and may never qualify for quotation on the OTC Bulletin Board.

Holders of Securities.

At November 23, 2014, there were approximately 27 holders of record of our common stock.

Dividends.

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future.  Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

Equity Compensation Plan Information

No securities are authorized for issuance by the registrant under equity compensation plans.

BUSINESS

Overview

American Education Center, Inc., a Nevada corporation (the “Company”) was incorporated under the laws of the State of Nevada on May 7, 2014. Our operations are conducted through our wholly-owned operating subsidiary, American Education Center, Inc. incorporated under the laws of the State of New York (“AEC New York” or “AEC NY”). American Education Center, Inc. (“AEC NY”), founded in 1999, is an education consulting company providing education opportunities for teachers, students, and educational institutions between China and the United States.

On May 31, 2014, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with AEC New York whereby we acquired all of the outstanding capital stock of AEC New York and it became a wholly owned subsidiary of the Company.  In consideration for the exchange of 100% of the issued and outstanding capital stock of AEC New York under the Exchange Agreement, we issued to the shareholder of AEC NY, Mr. Max Chen (President and director of the Company), an aggregate of 10,563,000 restricted shares of the Company’s common stock and AEC became a wholly-owned subsidiary of the Company.

Since 1999, AEC NY has been devoted to international education exchange. AEC NY provides placement services to students wishing to study in the U.S., and also provides exchange services for qualified U.S. educators to teach in China. AEC NY currently has two representative offices located in Chengdu and Nanjing, and also operates one office in New York.The Company has signed contracts with representatives in Nanjing and Chengdu to set up its representative offices and registered with the local administration of industry and commerce effective from August 12, 2014 to August 12, 2019 and from February 17, 2014 to February 26, 2019, respectively. The Company has entered into cooperation contracts with business partners in Jiangxi, Shanghai and Shenzhen on May 29, 2014, June 10, 2014 and May 7, 2014, respectively to license its business partners to use American Education Center business name to set up representative offices. However, as of today, we have neither set up our offices to start business operations in Jiangxi, Shanghai or Shenzhen nor registered with local authorities.

AEC New York introduced English as a Second Language (“ESL”) programs to China in 2002. Our ESL program provides comprehensive ideas to individual students, helping them to achieve their academic, life and career goals. In addition, AEC New York has partnered with the Guangzhou Branch of New Oriental Education & Technology Group Inc. (NYSE: EDU) to expand its University Pathway Program in 2014.

25

Growth Strategy

We intend to expand our business in the coming years as follows, although there is no guarantee we will be successful:

•	Organic Growth

We plan to organize our sales efforts to create organic growth from existing clients. From our existing client base, we will provide the highest level of individual services to help our client base in any way to smooth the transition to the U.S., including visa consulting services, travel guides, life advice, investment consulting and other services.

•	Partnership

Through 15 years of stable development, we have built a solid foundation of industry credibility and a solid reputation, which enables us to work with quality partners. These partnerships enable us to maintain a comparatively low cost basis while keeping our core business competitive.

•	Online Development

With the development of digital terminals, the presence of online resources allows people to gain knowledge through the Internet without the restriction of location and time. AEC will emphasize in developing markets its web-based products to satisfy a variety of customers, while keeping the expansion network with our institutional clients. .

Industry

The demand for global education is growing rapidly in China. The number of Chinese students that studied in the U.S. exploded in 2006, when Congress loosened its restrictions on student visas from China for the first time since the tragic events of 9-11. This sudden influx has resulted in what we believe to be a large number of Chinese students in the U.S. who lack sufficient support and services.

International students who plan to study overseas need high quality education consulting services. We strive to become a bridge for these students, to facilitate international study and education, by providing fully structured education consulting services. Our comprehensive solution for international students includes three broad categories: Pre-Entrance services, Post-Entrance services, and VIP Personalized services.

Pursuant to a report published by the Ministry of Education of the People’s Republic of China on May 27, 2014, since 1978, more than three million Chinese students have studied in a foreign country. In 2013, the total number of Chinese students studying abroad reached 413,900, among which 194,029, or approximately 47%, pursued a higher education degree in the U.S.

The total number of international students studying in the U.S. has reached a record high of 819,644 in the 2012 to 2013 academic year. There are approximately 300,000 American students studying abroad annually for academic credits. President Obama’s “100,000 strong initiative program” advocates sending American students to China to study abroad and promote American culture.

26

Pursuant to the 2013 Open Door Report published by Institute of International Education, since 1978, a total of over three million Chinese students have studied in a foreign country. This number has been increasing at an accelerating rate. The average growth rate of the number of students from China was above 20% in the last eight years. Specifically, the total number of Chinese students reached a historic high of 235,597 with a growth of 21.4% in year 2013. Based on the historical data, we project given these current favorable conditions, the Company foresees that the market will maintain rapid growth in the next five years. The market size has been previously expected to increase at an average rate of 23% for Chinese students to study in the U.S., and therefore the number of Chinese students in the U.S. is estimated to be as follows:

Chinese Students Studying in the U.S. :

Year	2014	2015	2016	2017	2018
Number of Students	289,784	356,435	438,415	539,250	663,278

On the other hand, the number of U.S. students studying in China is also experiencing steady growth. In 2012 alone, 14,167 American students were studying in China and the average growth rate in the last four years has been 2%. However, AEC estimates the growth rate to be at least double this for the next few years for the following reasons. Both the U.S. and Chinese government encourage Chinese-American education exchange and cooperation. President Obama’s 100,000 strong initiative program advocates sending American students to China to study abroad and spread the American culture. This will not only help increase the number of American students willing to study abroad in China, but will also increase our client base and further improve our competitiveness in the industry. The current annual number of American students studying abroad in China per year is roughly 25,000, and we expect this number will continue growing in the following years. However, this number has been increasing at a rapid rate. Second, more policies make it easier for American students to study in China. In fact, the Chinese government has relaxed the regulations on American students in recent years. Lastly, rising international influence and status significantly improve China's allure to American students. AEC projects the number of American students studying in China is estimated to be as follows:

U.S. Students Studying in China:

Year	2014/2015	2015/2016	2016/2017	2017/2018	2018/2019
Number of Students	15,263	15,843	16,445	17,070	17,719

Business

We provide Student Services, Educator Placement, and Institutional Services to students, teachers and educational institutes in the U.S. and China. The Student Service is a “one-stop” service that assists our clients with academic applications, admissions and support their personalized needs during their study, internship and career development. Our Educator Placement program connects opportunities to teachers and educators between the U.S. and China. Our Institutional Service assists U.S. institutions in establishing alliances and strategic business partnerships with colleges and universities in China.

Student Services

We provide guidance and consulting services to help our customers throughout their application and the admission process during their study and also help them find internships and other career opportunities in the United States. We categorize this service into three programs: academic, life and career. As of today, we have provided these services to hundreds of students from China to study in middle and high schools, colleges and universities in the U.S.

27

The three programs are as follows:

Academic Program

Our Academic Program focuses on assisting students between the ages of 15 to 25. For the younger students, we assist in providing information on U.S. high schools. We also help high school graduates with academic admissions to U.S. colleges and universities.

In connection with our admission services, we provide English as a Second Language (“ESL”) classes and one-on-one tutoring to improve students’ language skills and assist them in preparing for language competency tests. We established the ESL program in 2002 and published a complete package of textbooks, examinations and certificates. These materials cover listening, speaking, reading and writing English. We place ESL teachers in our representative offices in China to conduct the ESL programs. Students who enrolled in this program are trained to take ESL tests and obtain certificates upon successfully passing these tests. This program requires approximately 85 hours of training. We charge $30/hour for this program. We are enhancing our joint efforts with U.S. based universities aiming to make our ESL certificates widely recognized as a substitute to TOFEL scores for admission tests.We are not party to any licensing agreements for the American Education Center name, brochures, literature, manuals, know how logos and arrangement with schools located in the United States and China. The Company has not registered “American Education Center” as trade or business name. The Company printed brochures and manuals with the logo of American Education Center and distributes such materials to students free of charge at our ELS programs.

AEC’S Elite 100 Program, is aimed at those Chinese students who have achieved academic excellence. In this program we provide consulting services to top talented Chinese students to enable these students to reach a comprehensive understanding of United States political, business, science, education, culture and other areas. First, we offer academic consulting services to these elite Chinese students to apply to prestigious colleges and universities in the United States. In connection with our admission services, we assist these students in arranging campus tours, writing programs, tailored ESL language programs and interview guidance. After the students are admitted into U.S. colleges/universities, we provide consulting services in connection with applications for a second major, transfers, housing accommodations’, accelerated degree applications and other services. We enroll the students in seminars and events in which we partner with other business organizations, governments, non-government organizations (“NGOs”), scholars and universities to help these students build social networks and cultivate their leadership skills. We also help arrange after school activities tailored for each student, such as dancing classes, international concerts, organizing students to participate in singing, painting, photography and performance competitions to enrich their cultural experience.

AEC offers University Placement Services (the “UPP” program) to a number of American and Chinese universities including “Ivy League” schools in the United States, and in China, Peking University and Tsinghua University. Students can benefit from our alliances in both China and the U.S. We specialize in improving our students’ qualifications and assisting them in preparing for schools which are suited for their personal needs.

Through our partnership with the Guangzhou Branch of the New Oriental Education & Technology Group (“New Oriental” Guangzhou) we are offering a UPP1+3 program. Under this program we organize and facilitate our U.S. business partners to provide education courses in China to students recruited by the New Oriental Guangzhou for 16 credits earned in the first year of the UPP program recognized and transferrable to any State University of New York (“SUNY”) school, followed by a three-year study at colleges in the U.S. New Oriental Guangzhou provides classroom and other education facilities for this program. We provide comprehensive education materials which are taught in this program. Under this partnership, we receive 45% of the total tuition. A portion of the credits earned in the first year of this program are accepted and transferrable to the schools in the SUNY system. Through enrolling in this program, the students will receive discounted tuition for the first year.

Life Program

Our Life Program offers consulting services to assist Chinese students in acclimating to United States society. We provide assistance in all facets of everyday life, for instance, we will refer students to individuals/companies who are involved in the areas of real estate, financial management and investment, buying insurance and starting businesses. Our mission is to assist students with their daily basic needs so they can focus on their education.

Our Optional Practical Training (“OPT”) services are offered to those who are in college or pursuing master graduate degrees to communicate with government authorities on any matter concerning the OPT application. We charge $300 per hour as a service fee. The OPT service fee is refundable if the application is denied. If the student terminates the application, the student will be not required to make further payment; but the fee already paid are nonrefundable.

28

Our Personalized VIP Service, which is one of our key businesses, provides “concierge services” personally tailored for our clients to meet almost all aspects of their needs during their stay in the U.S. We charge $300 per hour for these services. Every VIP client has an exclusive consultant to help meet his or her needs and monitors their progress along the way, so that a customized career plan can be developed taking into consideration changing economic and personal conditions. VIP services include high school enrollment, college applications, medical insurance, parental travel support, housing, legal and immigration status, internship, job application and referrals to financial and real estate investment advisory firms and other related services.

Career Program

Our Career Program focuses on assisting students in their career choices by identifying internships and work opportunities that are suitable to their interests, educational background and experience level. We charge $100 per hour for this service. Through this program we attempt to provide clients with possible career paths, assisting them every step of the way from academic improvement to career assistance. In addition, we make introductions to companies to potentially provide internships and part-time or full-time work opportunities.

Institutional Services

AEC Institutional Services Program mainly focuses on providing international consulting and recruiting services to U.S. schools, colleges and universities. Through this program we work with academic institutions in reaching a broader potential demographic area for students. Although most U.S. educational institutions, have interest in attracting students from China, they often lack the knowledge and understanding of the Chinese culture and often have a difficult time recruiting students from China. We essentially serve as an international liaison to provide on the ground recruitment in China. We charge $1,000 per hour as a service fee. In addition, we assist institutional clients in retaining qualified professors to lecture in the partnership programs in both the U.S. and China.

Recruiting Services

For most of the prestigious Chinese educational institutions, the desire for native-speaking English teachers is higher than ever. We currently focus on placing qualified American teachers into Chinese schools and institutions. As of today, in addition to placing English language teachers for our ELS programs in China, we also placed English speaking teachers for physics and American history majors for Nanjing Jinling High School in 2012 and business majors for Nanjing Jinling High School in 2013.

Meanwhile, the increased demand of learning Mandarin has been driven by China's ascendancy in the global economy. Mandarin has become the first choice among second languages. By applying years of experience and knowledge, AEC plans to provide unified and quality Mandarin Chinese teachers for U.S. institutions in the future.

University Pathway Program (“UPP”)

State University of New York (“SUNY”) is the largest comprehensive university system in the United States, with 64 institutions globally, including research universities, academic medical centers, liberal arts colleges, community colleges, agricultural and technical institutes and an online learning network. SUNY educates approximately 463,000 students in more than 7,500 degree and certificate programs, and nearly 2 million students in workforce and professional development programs. Our clients who are students enrolling in this UPP program, earn credits under our program that are transferrable to any institution in the SUNY system. AEC charges students $100/hour and $500/hour in tuition and in consulting services, respectively. The Company is obligated to refund the full amount of consulting service fees to any client enrolled in UPP program if the customer fails to be admitted by SUNY by the end of application process.

The UPP was established in 2008 and as of today it has been offering consulting services for U.S. universities and the SUNY system. This program aims to assist universities in increasing their enrollment of qualified international students and explore possible collaborations with selected universities in China, and at the same time assist Chinese students in pursuit of their degrees from SUNY. Students who are in the program either: (i) have two out of three years high school education in China, who then enroll in the UPP program approved by such high school in China and its partnership universities and colleges in the States, or (ii) have split their time of study of the same major between the Chinese and U.S. universities to obtain degrees from both universities. AEC will further contract with U.S. high schools, colleges and universities to assign teachers and professors to its UPP program in China or assist U.S. colleges to recruit and place qualified educators in China subject to their approval.

29

Graduate Data Science Program

We have entered into an agency agreement with Saint Peter’s University to recruit students from China for their Masters of Science in Data Science program. The goal of the Graduate Data Science Program is to enable students to develop knowledge, skills and values needed for their leadership in serving others and shaping their adaptability to social, technological and environmental changes. It was developed by computer science engineers to align with “best industry practice” in big data concepts utilized by the Oracle Corporation. The curriculum has tight integration with the most current Oracle Corporation approaches to the management of big data technology and business intelligence.

The Masters of Science in Data Science with a concentration in Business Analytics program is a 12 course/36 credit degree program, designed for part-time and full-time students who have completed undergraduate degrees in science, mathematics, computer science or engineering and are interested in pursuing careers in industry-specific analytical fields. The inaugural class starts in the fall of 2015 at Saint Peter’s University. Saint Peter’s University will pay a commission equal to 15% of tuition.

Saint Peter’s University has appointed Max P. Chen, our President and chairman of our board of directors, as Executive Director of Chinese Educational Partners. We will refer Chinese students to study at Saint Peter’s University for Master’s Degrees and Baccalaureate Study. The partnership also includes having Saint Peter’s University’s faculty teach its programs in China. Some courses are taken in China and other courses are taken in the United States on the Saint Peter’s University campus. We also will explore opportunities to offer college courses to high school students in China, although there are no definitive agreements in place and no guarantee such agreements will be executed.

Educator Placements

The main purpose of our Educator Placement Program is to meet the increasing demands for foreign teachers in both the U.S. and China. We help teachers in the U.S. or China who plan to gain experience in another country find the most suitable positions. In order to ensure educators a smoother transition, we will provide local services to educators, which contain settlement services, financial services, insurance coverage, tax services, living services, as well as business consulting services. We charges $300 per hour for educator placement consulting services.

Competition

The education consulting business in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this sector to persist and intensify. We face competition in each major program we offer and each geographic market in which we operate. For example, we face competition for our student services from Boya International Elite Company, which offers overseas education programs for students from China. We face competition from the Study Abroad Foundation for our institutional services, which offers advice on attracting international students to universities. We face competition from the First Abroad Organization for our educator placement services, which introduce American teachers to China. Because we cover three major aspects of the education service industry, we have several competitors in each of our areas of service. However, we do not believe that we have competitors who integrate and provide services to cover all three major targeted clients (students, institutions and educators) like our business.

We believe the principal competitive factors in our market include the following:

●	provide one-stop integrated services to students, teachers, and institutions;
●	brand recognition and reputation;
●	a service model that aligns personalized services to the specific needs of students and institutions;
●	overall customer satisfaction;
●	size and coverage of service network and proximity of services to customers;
●	scope, quality and consistency of service.

30

Our key competitive strengths lie in our individualized attention to students, its ability to place educators at top universities around the globe and in the US, and its understanding of the globalization needs of top universities in recruiting both international students and faculty in an ever evolving education landscape. We provide a one-stop service to students, teachers, and institutions. However, some of our existing and potential competitors may have more resources than we do. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products and respond more quickly than we can to changes in student demands, testing materials, admissions standards, market needs or new technologies.

Operations

Since 1999, AEC NY has been devoted to international education exchange. AEC NY provides placement services to students wishing to study in the U.S., and also provides exchange services for qualified U.S. educators to teach in China. AEC NY currently has two representative offices located in Chengdu and Nanjing, and also operates one office in New York. The Company has signed contracts with representatives in Nanjing and Chengdu to set up its representative offices and registered with the local administration of industry and commerce effective from August 12, 2014 to August 12, 2019 and from February 17, 2014 to February 26, 2019 respectively. The Company has entered into cooperation contracts with business partners in Jiangxi, Shanghai and Shenzhen on May 29, 2014, June 10, 2014 and May 7, 2014, respectively to license its business partners to use American Education Center business name to set up representative offices. However, as of today, we have neither set up our offices to start business operations in Jiangxi, Shanghai or Shenzhen nor registered with local authorities.

Marketing Strategies

We employ a variety of marketing and recruiting methods to attract students, institutions and teachers. By doing so, we intend to continue fostering a standard corporate identity across our education network both in China and the US.

We believe prospective students, institutions, and teachers are attracted to our services due to our excellent brand name, our personalized service model and the quality of our programs. We employ the following marketing methods to attract new students, institutions and teachers and retain existing customers:

Referrals.  Our student enrollments have benefited from, and are expected to continue to benefit from, word-of-mouth referrals by our current and former customers.

Social Events and seminars. For several years we have successfully hosted the ESL (English as Second Language) Annual Conference in China, which annually hosts over 500 attendees. AEC is planning to continue the annual conference this year. We plan to host marketing events in New York City to promote AEC’s services and brand name. In addition, AEC will attend higher education conferences held annually to further promote and market our services.

Distribution of Marketing Materials. We plan to publish a “Chinese Visitors Guide Book”. It is a travel book with plug-in advertisements for AEC, which will assist Chinese visitors to the U.S. and simultaneously promote AEC. We will also advertise in e-magazines, prepare and distribute brochures and present at exhibitions as part of our marketing strategy.

Media advertising. We plan to develop a mobile app in the future. We plan to open a business account named “AEC Elite 100 Club” with the popular smartphone app Wechat. “Elite U.S. Club” will be a free service platform aiming to market our company and services to potential customers. Wechat users can subscribe to our personalized VIP services through their free accounts opened with “AEC Elite 100 Club”. Elite 100 Club account holders receive rebates based on their membership levels, which are tenure. Our members can upgrade their membership by their cumulative consumption of services available through AEC Elite 100 Club.

Acquisitions. Most importantly, AEC plans to engage in acquiring other education consulting Chinese companies in our industry or our competitors in China. Mergers and acquisitions will help AEC acquire a broader additional customer base, allowing us to generate more revenue. We hope to acquire such target companies by a combination of a cash payment and issuance of equity in AEC Nevada.

31

Government Regulation

Regulation of the Education Industry in the United States

Government authorities in the United States, at the Federal, state and local level, and in other countries extensively regulate education and exchange student programs. Such regulations include, among other things, the regulations and policies of the United States Department of Education. However, unlike the systems of most other countries, education in the United States is highly decentralized, and the Federal government and Department of Education are not heavily involved in determining curricula or educational standards. The establishment and grading of such standards has been left to state and local school districts.

A more formalized regulation is the requirement that a citizen of a foreign country who wishes to enter the United States must first obtain a visa, either a nonimmigrant visa for temporary stay, or an immigrant visa for permanent residence. Foreign students must have a student visa to study in the United States. Visas generally require an application and an interview.

The process of obtaining regulatory approvals and the subsequent substantial compliance with appropriate Federal, state, local and foreign statutes and regulations may require the expenditure of substantial time and financial resources.

In addition to the regulatory approval requirements described above, we are or will be, directly, or indirectly, subject to extensive regulation of the educational industry by the Federal and state governments and the governments’ of foreign countries in which our services are provided.

Regulation of the Education Industry in China

The laws that directly or indirectly affect our ability to operate our business include the following:

The principal regulations governing private education in China consist of the Education Law of the PRC, the Law for Promoting Private Education (2003) and The Implementation Rules for the Law for Promoting Private Education (2004) and the Regulations on Chinese-Foreign Cooperation in Operating Schools. Below is a summary of relevant provisions of these regulations.

On March 18, 1995, the National People’s Congress enacted the Education Law of the PRC, or the Education Law. The Education Law sets forth provisions relating to the fundamental education systems of the PRC, including a school system of pre-school education, primary education, secondary education and higher education, a system of nine-year compulsory education and a system of education certificates. The Education Law stipulates that the government formulates plans for the development of education and establishes and operates schools and other institutions of education and, in principle, enterprises, social organizations and individuals are encouraged to operate schools and other types of education organizations in accordance with PRC laws and regulations. However, no organization or individual may establish or operate a school or any other education institution for profit-making purposes. However, according to the Law for Promoting Private Education, private schools may be operated for “reasonable returns.”

If our operations are found to be in violation of any of these laws, regulations, rules or policies or any other law or governmental regulation to which we or our customers are or will be subject, or if interpretations of the foregoing change, we and our commercialization partners may be subject to civil and criminal penalties, damages, fines, and the curtailment or restructuring of our operations. Similarly, if our customers are found non-compliant with applicable laws, they may be subject to sanctions.

32

Properties/Facilities

Our main executive office located at 17 Battery Place, Suite 300, New York, New York.

The Company occupied office space owned by its sole stockholder under a month to month arrangement in 2012 and until September 2013, at a monthly rental of approximately $2,000.

The Company leases office space under a month to month arrangement from a third party commencing October 2013 at a monthly rental of approximate $1,700, which was paid by an entity affiliated with Company under common control. The related payable of $4,950 at December 31, 2013 is included in accounts payable and accrued expenses on the accompanying balance sheets.

Insurance

We maintain a commercial general liability insurance policy to safeguard against bodily injury, property damage, personal and advertising injury and medical expenses arising out of the ownership, maintenance or use of the premises of our main executive office located at 17 Battery Place, Suite 300, New York, New York. We also maintain a commercial excess liability insurance policy, pursuant to which the insurance company will pay on our behalf any sums in excess of retained limits that we are legally obligated to pay as damages by reason of the liability imposed by law because of its causing of bodily injury, property damage or personal injury and advertising injury, as defined in the insurance policy.

Legal Matters

The Company is not a party to any legal proceedings at this time.

Employees

Currently, the Company has 8 employees, and 5 independent contractors..

33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this S-1 Registration Statement.

Overview

American Education Center Inc. was incorporated in 1999 in New York (“AEC New York”) and was approved and licensed by the Education Department of the state of New York in 2003 to engage in education consulting service between the U.S. and China. AEC New York has 200 authorized shares that were all issued to Mr. Max Chen. Mr. Max Chen was the sole director and officer of AEC New York. American Education Center Inc. was incorporated in Nevada (“AEC Nevada”) in May 2014 as a holding company. AEC Nevada has 200,000,000 authorized shares of common stock at $0.001 par value (the “Common Stock”). The sole shareholder of AEC New York entered into a Share Exchange Agreement with AEC Nevada dated May 31, 2014 (the “Share Exchange”) for AEC Nevada to issue 10,563,000 shares in exchange for the 200 shares of AEC New York and became sole shareholder of AEC Nevada. On September 30, 2014, AEC Nevada issued 8,982,000 shares to purchasers through private placements and consultants for services at $0.01 per share.

For fifteen years, AEC has been devoted to international education exchange, by providing education and career enrichment opportunities for students, teachers, and educational institutions between China and the United States. We provide admission consulting services to Chinese students wishing to study in the U.S., and also provide exchange and placement services for qualified U.S. educators to teach in China.

We have two local representative offices in China – Nanjing and Chengdu, and we plan to open more representative offices in China in the future.

CRITICAL ACCOUNTING POLICIES

While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Basis of Preparation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Cash and Cash Equivalents

The Company considers all liquid investments with an initial maturity of three months or less that are readily convertible into cash to be cash equivalents.

34

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 605-10, Revenue Recognition, and SEC Staff Accounting Bulletin No. 104. Pursuant to these pronouncements, revenue is recognized when all of the following criteria are met:

-	Persuasive evidence of an arrangement exists;

-	Delivery has occurred or services have been rendered;

-	The seller’s price to the buyer is fixed or determinable; and

-	Collectability is reasonably assured.

Tuition and consulting fees are generally paid in advance and are recognized when all services are rendered, net of refunds, if any. Tuition fees are recognized when reliable estimates of the number of students enrolled in the program are available upon the class completion. Consulting services that have refund provisions are recognized when such provisions have been fulfilled and refund provision no longer applicable. Beginning January 1, 2014, the Company records nonrefundable consulting fees as earned and has discontinued utilizing the refund provisions in its consulting agreements in order to eliminate confusion of progress on service provided.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $0 and $8,246 for the years ended December 31, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk only consist of cash and cash equivalents. The Company has no other current assets. It maintains its cash accounts at a commercial bank with high-credit ratings and quality. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 per depositor for substantially all depository accounts at the same bank. As of December 31, 2013, the Company did not have cash balances which were in excess of the FDIC insurance limit. The Company performs ongoing evaluation of this financial institution to limit its concentration of risk exposure. Management believes this risk is not significant due to the financial strength of the financial institution utilized by the Company.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to deferred income. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of December 31, 2013 and 2012, the Company did not have a liability for any unrecognized tax benefits.

35

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of the amount due to related parties. Actual results could differ from those estimates.

Earnings (Loss) per Share

Net loss per share is calculated in accordance with FASB ASC260, Earnings per Share. Basic earnings (loss) per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted loss per share are the same for the years ended December 31,2013and 2012, because the Company had no common stock equivalent and their inclusion would be anti-dilutive.

RESULTS OF OPERATIONS

AEC currently has two representative offices located in Chengdu and Nanjing. The majority of our revenue is generated from consulting services; we provide professional advice and services to our customers for a reasonable fee charge based on the time we spend on each single project. We generate nearly all of our revenue through three types of services: Students Services, Educator Placements, and Institution Services.

Prior to December 31, 2013, in certain cases, we collected our service fees in advance from clients. If we were not successful in all of the promised services, these fees were refundable. Accordingly, until all the promised work was completed successfully, these fees were shown as deferred revenue. Commencing in 2014, in order to better manage our company financially, we changed our policy. We now charge for each of our services as we complete them. The fees are no longer refundable.

Our Student Services provide guidance and consulting services to help our customers throughout their application and admission process and during their study and also help them find internship and other career opportunities in the United States. AEC categorizes this service into three programs: academic, life and career. Our academic program focuses on providing admission services, English as a Second Language (ESL) training program, the Elite 100 program, and University Placement Services (UPS) for Chinese students to study in the U.S. Our life program offers consulting services, including personalized VIP service, to assist AEC customers to settle down in the U.S. from China so they can focus effectively on their studies. AEC will refer its customers to AEC’s business partners in the U.S. to assist the customers with purchasing real estate properties, understanding financial management and investment, buying insurance and starting businesses. Our Career Program focuses on assisting clients to improve their career development by identifying internship and work opportunities that are suitable to their educational background and experience level.

Our Educator Placement Program is designed to meet the increasing demands for foreign teachers in both the U.S. and China. Our program helps teachers in the U.S. or China who plan to gain experience in another country find the most suitable positions.

Our Institution Services Program is mainly focused on providing consulting and recruiting services to U.S. schools, colleges and universities to enroll international students from China. We recruit and place native English speaking teachers for our joint programs in China and recruit and place Chinese speaking teachers for U.S. educational institutions. Our University Pathway Program (UPP) was establish in 2008 and has been offering consulting service for U.S. universities and the State University of New York (SUNY) system to enroll qualified international students to such universities and explore possible collaborations with selected universities in China. We also engaged St. Peter University to serve as a Chinese education consultant since they are more experienced in Student Exchange Programs. These Programs serve as a part of our revenue therefore retaining St. Peter University's services greatly improves the Company's revenue.

36

Year ended September 30, 2014 Compared with Year ended September 30, 2013

For the nine months ended September 30, 2014, AEC reported net income of $214,367, an increase of $240,860, or 909%, from the net loss of $(26,493) for the same period in 2013.

Revenue

Net revenues from educational programs and consulting services for the nine months ended September 30, 2014 were $1,669,240, representing an 1,355% increase from the nine months ended September 30, 2013. The growth was mainly driven by increasing of our clients engaging our student services programs from China due to the expansion of our business. We did recognize the deferred income from 2013 in year 2014. In 2014, we will not have deferred income. The business model had been changed.

Through our partnership with the Guangzhou Branch of New Oriental Education &Technology Group (“New Oriental Guangzhou") starting from August 2014, we offer UPP1+3 program to our students. Under this program we organize and facilitate our U.S. business partners to provide education courses in China to students recruited by New Oriental Guangzhou for 16 credits earned in the first year of the UPP program recognized and transferrable to any State University of New York (“SUNY”) school, followed by a three-year study at colleges in the U.S.. New Oriental Guangzhou provides classroom and other education facilities for this program. We provide comprehensive education materials which are taught in this program. Under this partnership, we receive 45% of the total tuition. A portion of the credits earned in the first year of this program are accepted and transferrable to the schools in the SUNY system. Through enrolling in this program, the students will receive discounted tuition for the first year. Our partnership with the Guangzhou Branch of New Oriental Education & Technology Group Inc. increased our outreach to potential customers. However, as we are at initial stage of marketing our joint program, our UPP program with Guangzhou New Oriental has no significant impact on our revenue as of today, although we an expect an increase of our revenue profitability due to this program in the future.

Deferred Revenue

Deferred revenue was $353, 956 as of December 31, 2013, all of which was recognized during the nine months ended September 30, 2014. On January 1, 2014, we changed our policy regarding advanced payments for our services. We now charge as each of our various services are performed. With this change in our policy, we no longer have refund provisions for our services and will no longer have deferred revenue.

Cost of Revenue

Cost of Revenue for the nine months ended September 30, 2014 was $1,035,100, an increase of $912,056, or 741%, compared to $123,044 for the nine months ended September 30, 2013. The increase was mainly due to business growth. Cost of Revenue mainly consists of wages of consultants and contractors. This also includes the consultation of highly experienced professionals.

Gross Profit (Loss)

Gross Profit for the nine months ended September 30, 2014 was $634,140, an increase of $642,484, or approximately 7,700%, compared to a gross loss of $(8,344) for the nine months ended September 30, 2013. The increase was mainly due to a substantial increase in revenues only partially offset by the increase in cost.

Operating Expenses

Operating expenses consisted primarily of general and administrative expenses of $255,088 for the nine months ended September 30, 2014, an increase of $199,183, or 365%, from $55,905 for the nine months ended September 30, 2013. The increase was mainly due to increased rent expenses of $22,198 to $82,716 in 2014, up 273%. Due to the increase in our business activities, payroll expenses rose to $127,302 in 2014 from $0 in 2013.

Our partnership with the Guangzhou Branch of New Oriental Education & Technology Group Inc. also resulted in an increase in operating expenses such as traveling, meals and entertainment, consulting, and telephone.

Operating Loss / Income

Operating income for the nine months ended September 30, 2014, was $379,052, an increase of $443,301, or 690%, from operating loss of $(64,249) for the nine months ended September 30, 2013. This increase was mainly due to an increase of gross profit of $642,484 only partially offset by the increase of operating expenses of $199,183. The gross profit increase was due to the increase in business revenue. The increase in operating expenses was primarily a result of the growth in our operations and business activities.

37

Net Income (Loss)

Our net income for the nine months ended September 30, 2014, was $214,367, an increase of $240,860, or 909%, from net loss of $(26,493) for the nine months ended September 30, 2013.

Statement of Operations	9 Months Ended September 30,
	2013	2014	Increase	%
Revenues	$114,700	$1,669,240	$1,554,540	1,355%
Cost of revenues	(123,044)	(1,035,100)	912,056	741%
Gross (loss) profit	(8,344)	634,140	642,484	7,700%
Operating expenses
General & administrative	(55,905)	(255,088)	199,183	356%
Operating (loss) income	(64,249)	379,052	443,301	690%
Benefit from income taxes	(37,756)	164,685	202,441	536%
Net loss	$(26,493)	$214,367	$240,860	909%

Liquidity and Capital Resources

As of September 30, 2014, we had cash and cash equivalents of $206,416, a decrease of $87,619 from $294,035 as of September 30, 2013. This was due to the change in our policy starting January 1, 2014 of not receiving any advanced payments for our services that are refundable. Our working capital is funded by our positive cash flow from operations and capital contributions from our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

	September 30, 2014	September 30, 2013
Net cash provided by/(used in) operating activities	$65,903	$181,690
Net cash provided by / (used in) / financing activities	$-	$7,845
Increase in cash and cash equivalents	$65,903	$189,535
Cash and cash equivalents, beginning of period	$140,513	$104,500
Cash and cash equivalents, end of period	$206,416	$294,035

Operating Activities

Net cash provided by operating activities was $65,903 for the nine months ended September 30, 2014 compared to cash provided by operating activities of $181,690 for the nine months ended September 30, 2013. We had a net income of $214,367 for the nine months ended September 30, 2014, a decrease in deferred income taxes of $158,708, the increase in payables and accruals of $73,609 which were only partially offset by the decrease in deferred income of $353,956, generated the positive cash flow from operations.

38

We had net cash provided by operating activities of $181,690 for the nine months ended September 30, 2013. The net loss of $(26,493) and the increase in deferred income taxes of $96,241 were more than offset by the increase in payables and accruals of $80,985 and the increase in deferred income of $223,439 which generated the positive cash flow from operations.

Financing Activities

There was no cash flows from financing activities for the nine months ended September 30, 2014. For the nine months ended September 30, 2013, net cash provided by financing activities was $7,845. There was repayment of the stockholder loan of $11,460 and proceeds from stockholder loan of $19,305.

Year ended December 31, 2013 Compared with Year ended December 31, 2012

For the fiscal year ended December 31, 2013, AEC reported net loss of $(120,370), an increase of $90,445, or 302%, from the net loss of $(29,925) for the year ended December 31, 2012.

Revenue

Net revenues from educational programs and consulting services for the fiscal year ended December 31, 2013 were $316,429, representing a 353% increase from the prior year. The growth was mainly driven by the increase in the number of clients engaging our student services program from China due to the expansion of our business and enhancement of our education content and the recognition of deferred revenue of $95,760 for advance payments received during the year ended December 31, 2012.

Our business depends on the number of student enrollments in your courses and the amount of course fees. Below is number of students and the price of our services for all periods presented.

Year	Number of Enrolled Students	Service Fee
2015	100	$79,365
2014 (1)	60	$47,619
2013 (2)	20	$95,760

Year	Number of VIP Service	Service Fee
2015	30	$476,190
2014 (1)	23	$285,714
2013 (2)	8	$253,973

(1) The service fees we collected for student and VIP services in 2014 exclude any tuitions that the students paid to schools directly.

(2) The service fees we collected for student and VIP services in 2013 include any tuitions we collected from students and paid to schools on behalf of our students.

Cost of Revenue

Cost of Revenue for the year ended December 31, 2013 was $365,996, an increase of $299,607, or 451%, compared to $66,389 for the year ended December 31, 2012. The increase was mainly due to the expansion of our business. The cost of revenue mainly consists of wages and fees for consultants and contractors.

Gross Profit (Loss)

The Gross Loss for the year ended December 31, 2013 was $(49,567), a decrease of $53,034 compared to a gross profit of $3,467 for the year ended December 31, 2012. The decrease was mainly due to a substantial increase in business volume that required higher costs to provide services but the increase in revenues could not fully offset the increase in cost. Revenues had to be deferred since they were refundable until all the services agreed to were successfully completed the Company.

Operating Expenses

Operating expenses consisted primarily of general and administrative expenses and were $176,757 for the year ended December 31, 2013, an increase of $119,130, or 207%, from $57,627 for the year ended December 31, 2012. The increase was principally due to marketing expenses which increased by $44,625 to $52,871 in 2013, up 541%. Professional fees for 2013 rose from to $25,500 from $5,500 in 2012. Miscellaneous expenses also grew to $25,937 from $6,099 in 2012.

39

Operating Loss

The Operating loss for the year ended December 31, 2013, was $226,324, an increase of $172,164 from an operating loss of $54,160 for the year ended December 31, 2012. This increase is mainly due to a decrease of gross profit of $53,034 and the increase in operating expenses of $119,130.

Net Income (Loss)

Our net loss for the year ended December 31, 2013, was $120,370, an increase of $90,445 from the net loss of $29,925 for the year ended December 31, 2012 due to the reasons discussed above.

Statement of Operations	12 Months Ended December 31,
	2012	2013	Increase	%
Revenues	$69,856	$316,429	$246,573	353%
Cost of revenues	(66,389)	(365,996)	299,607	451%
Gross (loss) profit	3,467	(49,567)	(53,034)	-1,530%
Operating expenses
General & administrative	(57,627)	(176,757)	119,130	207%
Operating (loss) income	(54,160)	(226,324)	172,164	318%
Benefit from income taxes	(24,235)	(105,954)	81,719	337%
Net loss	$(29,925)	$(120,370)	$90,445	302%

Liquidity and Capital Resources

As of December 31, 2013, we had cash and cash equivalents of $140,513, an increase of $36,013 from $104,500 as of December 31, 2012. We have historically funded our working capital needs with cash flow from operations, advance payments from customers. Our working capital requirements are influenced by the level of our operations, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	December 31, 2013	December 31, 2012
Net cash provided by/(used in) operating activities	$38,322	$(3,300)
Net cash (used in) / provided by financing activities	$(2,309)	$45,391
Increase in cash and cash equivalents	$36,013	$42,091
Cash and cash equivalents, beginning of periods	$104,500	$62,409
Cash and cash equivalents, end of periods	$140,513	$104,500

40

Operating Activities

Net cash provided by operating activities was $38,322 for the year ended December 31, 2013 compared to net cash used in operating activities of $3,300 for the year ended December 31, 2012. We had a net loss of $(120,370) during the year ended December 31, 2013 and an increase in deferred income taxes of $111,825. These were offset by the $258,196 increase in deferred income and increases in payables and accruals of $12,321.

We had net cash used in operating activities of $3,300 for the year ended December 31, 2012. The net loss of $(29,925) and the increase in deferred taxes of $24,285 was only partially offset by the increase in payables and accruals of $5,550 and the increase in deferred income of $45,360.

Financing Activities

Net cash used in financing activities was $2,309 for the year ended December 31, 2013 as a result of the repayment of the stockholder loans of $23,622, partially offset by proceeds from stockholder loans of $21,313. For the year ended December 31, 2012, there were only proceeds from stockholder loans of $45,391 and no repayments.

Growth Strategies

We intendto expand our business in the coming years as follows, although there is no guarantee we will be successful:

•	Organic Growth

We plan to organize our sales efforts to create organic growth from existing clients. From our existing client base, we will provide the highest level of individual services to help smooth the transition to the U.S., including visa consulting services, travel guides, life advice, investment consulting and other services.

•	Partnership

Through 15 years of stable development, we have built a solid foundation of industry credibility and a solid reputation, which enables us to work with quality partners. These partnerships enable us to maintain a comparatively low cost basis while keeping our core business competitive.

•	Online Development

With the development of digital terminals, the presence of online resources allows people to gain knowledge through the Internet without the restriction of location and time. AEC will emphasize in developing markets its web-based products to satisfy a variety of customers, while maintaining the expansion network with our institutional clients.

41

Inflation and Changing Prices

Inflation and changing prices have not had a material effect on our business because the charges for our services are based in U.S. dollars and we do not anticipate that inflation or changing prices will materially affect our business in the foreseeable future.

MANAGEMENT

The following table sets forth certain information as of October 15, 2014 with respect to our executive officers and directors:

Position	Age	Name

President, CFO, Secretary, Chairman of the Board	60	Max Chen

Chief Executive Officer	49	Hinman Au

Max P. Chen, Ph.D., President, CFO and sole Director

Mr. Max P. Chen, is the sole Director, President, Chief Financial Officer and Secretary of AEC Nevada. He previously served as the President, and sole Director of AEC New York since its inception in 1999.

Mr. Chen enrolled in Sichuan Normal University Department of Foreign Language from 1978 to1982. Mr. Chen was originally a Professor in China Peasant University, and operated Correspondence Sichuan University with more than 70,000 students registered in 1984s. Mr. Chen relocated to the U.S. and has developed schools and educational centers that coordinate cooperative educational programs between the U.S. and China. Mr. Chen holds an M&R Management Certificate from Harvard Business School. Mr. Chen is also Executive Director of the US-China Higher Education Alliance.

Hinman Au, Chief Executive Officer

Mr. Hinman Au was appointed Interim CEO of AEC Nevada in June 2014. He is a licensed securities broker, licensed securities principal and general securities principal associated with FINRA since 1992. From 2012 to present, Mr. Au has been the CEO and President of Traderfield Securities Inc. located in Manhattan, New York. Mr. Au is spending 25 hours per week as the interim CEO of AEC, which is approximately 50% of his 50 working hours per week.

From 2011 to 2012, Mr. Au was the Investment Director of Winta Investment LLC located in Manhattan, New York and his key responsibility was to search for real estate investment opportunities for a Beijing based real estate developer. Before this, he served as the Senior Vice President of First American International Bank (FAIB), heading the division of Investment and Insurance Sales & Services from 2006 to 2011. FAIB is a New York based community bank with nine branches located in the metropolitan area.   He earned an MBA in Finance from CUNY at Baruch College, a Master of Science in Electrical Engineering from SUNY at Stony Brook, and a Bachelor of Science in Computer Science from CUNY at Lehman College.

Mr. Au is not acting as a broker for this offering and there is no commission arrangement between the Company and Mr. Au for any AEC fundraising activities.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

42

Board Committees

Our board of directors has not established any committees, including an audit committee, a compensation committee, a nominating committee or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Because we do not have any independent directors, our board of directors believes that the establishment of committees of the Board of Directors would not provide any benefits to our company and could be considered more form than substance.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees.

Director Compensation

We have not paid any cash compensation to members of our Board of Directors for their services as directors.

We will reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings. Directors will also be eligible to receive stock options offered by our company from time to time. No options have been granted to any director as of the date of this offering.

Executive Compensation—Employment Agreements

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officers, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year. Two additional executive officers would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, and received no compensation from us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the year ended December 31, 2013, since our inception.(this last sentence does not make sense-please fix)

				Stock Option		All Other
Name and		Salary	Bonus	Awards	Stock Awards	Compensation	Total
Principal Position	Year	($)	($)	($)	(#)	($)	($)
Max Chen, President	2014	$36,000	N/A	N/A	N/A	N/A	$36,000
	2013	N/A	N/A	N/A	N/A	N/A	N/A
Hinman Au, CEO	2014	$36,000	N/A	N/A	2,850	N/A	$38,850	(1)
	2013	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Includes 285,000 shares of common stock issued to Mr. Au as compensation for service rendered to the Company valued at $0.01 per share.

Agreements with Executive Officers

The Company has entered into employment agreements with officers or other key employees.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the ownership of our shares of Common Stock by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•	each of our current directors;

•	our named executive officers; and

43

•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Unless otherwise noted, all information set forth below is as of November 15, 2014. Also, the address of the following persons is c/o17 Battery Place, Suite 300, New York, NY, 10004, unless we indicate otherwise.

As used in the column below, “Percentage of Common Shares Outstanding Before this Offering” is based on 21,000,000 shares of Common Stock outstanding as of November 15, 2014. The “Percentage of Common Shares Outstanding After this Offering” column assumes the sale of all of the 9,000,000 shares of Common Stock being offering in this offering.

		Percentage of	Percentage of
	Number of	Shares of Common	Shares of Common
	Shares of	Stock	Stock
	Common Stock	Outstanding	Outstanding
	Beneficially	Before this	After this
Beneficial Owner	Owned(1)(2)	Offering(2)	Offering

Jinchun Huang	1,500,000	7.14%	5.00%
Directors and Officers
Hinman Au, Chief Executive Officer	285,000	1.36%	*
Max Pu Chen, President	10,563,000	50.30%	35.20%
All directors and executive officers as a group (2persons)(3)(4)	10,848,000	51.66%	36.16%

*	Less than one percent
(1)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares of Common Stock.

44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements described in “Management,” and our transactions described below, since our inception there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any current director, executive officer, holder of 5% or more of our shares of Common Stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

The Company occupied office space owned by the sole shareholder of AEC New York under a month to month arrangement until September 2013 at a monthly rental of approximately $2,000. The related payable is included in a loan from stockholders on the accompanying balance sheet as of December 31, 2013 and 2012.

The Company leased office space under a month to month arrangement from a third party commencing October 2013 at a monthly rental of $1, 650, which was paid by an affiliated entity, Harvard Management Associates, Inc., with AEC New York, both under common control of Max Pu Chen. Harvard Management Associates, Inc. is wholly owned by Mr. Chen.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by the Law Office of Yue & Associates, with the address at 708 3rd Avenue, New York, NY 10017, in the capacity as securities counsel to the Company.

EXPERTS

The financial statements of the registrant appearing in this prospectus and in the registration statement have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the shares of Common Stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

45

INDEX TO FINANCIALS

Page
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2012 and 2013 (Audited) and September 30, 2014(Unaudited)	F-3

Statements of Operations for the Years Ended December 31, 2013 and 2012 (Audited) and Nine Months Ended September 30, 2014(Unaudited)	F-4

Statements of Changes in Stockholders’ Equity (DEFICIT) for the Years Ended December 31, 2013 and 2012 (Audited) and Nine Months Ended September 30, 2014(Unaudited)	F-5

Statements of Cash Flows for the Years Ended December 31, 2013 and 2012(Audited) and Nine Months Ended September 30, 2014(Unaudited)	F-6

Notes to Financial Statements	F-7

Notes to consolidated financial statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

American Education Center, Inc.

We have audited the accompanying balance sheets of American Education Center, Inc. (the “Company”), as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the years ended December 31, 2013 and 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Education Center, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wei, Wei & Co., LLP

Wei, Wei & Co., LLP

December 8, 2014

Flushing, NY

F-2

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

BALANCE SHEETS

	December 31,		September 30,
	2012	2013	2014
			(Unaudited)
ASSETS

Current assets:
Cash(Note2)	$104,500	$140,513	$206,416
Stock subscription receivable(Note 9 and 10)	-	-	89,820
Prepaid expenses	-	-	713
Deferred income taxes (Notes 2 and 8)	46,883	158,708	-

Total current assets	151,383	299,221	296,949

Noncurrent assets:
Security deposit(Note 4)	-	-	40,662

TOTAL ASSETS	$151,383	$299,221	$337,611

LIABILITIES AND STOCKHOLDERS’EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$14,122	$26,443	$100,052
Deferred revenue(Note 5)	95,760	353,956	-
Loan from stockholder (Note 6)	90,860	88,551	88,551

Total current liabilities	200,742	468,950	188,603

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued	-	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 10,563,000 and 21,000,000 shares issued and outstanding, at December 31, 2012 and 2013, and September 30, 2014, respectively	10,563	10,563	21,000
Additional paid-in capital	95,067	95,067	189,000
(Deficit)	(154,989)	(275,359)	(60,992)

Total stockholders’ equity (deficit)	(49,359)	(169,729)	149,008

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$151,383	$299,221	$337,611

See accompanying notes to financial statements.

F-3

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(Unaudited)
Revenues (Note 2)	$69,856	$316,429	$114,700	$1,669,240

Costs and expenses:
Consulting services	66,389	363,097	120,275	1,026,075
Application fees	-	2,899	2,769	9,025
General and administrative	57,627	176,757	55,905	255,088

(Loss) income before (benefit) provision for income taxes	(54,160)	(226,324)	(64,249)	379,052
(Benefit) provision for income taxes	(24,235)	(105,954)	(37,756)	164,685

Net (loss) income	$(29,925)	$(120,370)	$(26,493)	$214,367

Basic and diluted (loss) income earnings per share	$(0.00)	$(0.01)	$(0.00)	$0.02

Weighted average shares outstanding, basic and diluted	10,563,000	10,563,000	10,563,000	10,601,799

See accompanying notes to financial statements.

F-4

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

Statements of Changes in Stockholders’ EQUITY (DEFICIT)

for the years ended DECEMBER 31, 2013 AND 2012 AND NINE MONTHS ended September 30, 2014

	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total

Balance-January 1, 2012	10,563,000	$10,563	$95,067	$(125,064)	$(19,434)
Net (loss)	-	-	-	(29,925)	(29,925)

Balance-December 31, 2012	10,563,000	10,563	95,067	(154,989)	(49,359)
Net (loss)	-	-	-	(120,370)	(120,370)

Balance-December 31, 2013	10,563,000	10,563	95,067	(275,359)	(169,729)
Shares issued for services	1,455,000	1,455	13,095	-	14,550
Sale of common stock, at $0.01 per share	8,982,000	8,982	80,838	-	89,820
Net income	-	-	-	214,367	214,367

Balance-September 30, 2014 (unaudited)	21,000,000	$21,000	$189,000	$(60,992)	$149,008

See accompanying notes to financial statements.

F-5

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2013	2013	2014
			(Unaudited)
Cash flows from operating activities:
Net(loss) income	$(29,925)	$(120,370)	$(26,493)	$214,367
Deferred income taxes	(24,285)	(111,825)	(96,241)	158,708
Shares issued for compensation	-	-	-	14,550
Change in operating assets and liabilities:
(Increase) in prepaid expenses	-	-	-	(713)
(Increase) in security deposit	-	-	-	(40,662)
Increase in accounts payable and accrued expenses	5,550	12,321	80,985	73,609
Increase (Decrease) in deferred income	45,360	258,196	223,439	(353,956)

Net cash (used in) provided by operating activities	(3,300)	38,322	181,690	65,903

Cash flows from financing activities:
Proceeds from stockholder loan	45,391	21,313	19,305	-
Repayment of stockholder loan	-	(23,622)	(11,460)	-

Net cash provided by (used in) financing activities	45,391	(2,309)	7,845	-

Net change in cash	42,091	36,013	189,535	65,903
Cash, beginning of the period	62,409	104,500	104,500	140,513

Cash, end of the period	$104,500	$140,513	$294,035	$206,416

Supplemental disclosure of cash flow information

Cash paid for income taxes	$-	$-	$-	$1,953

Cash paid for interest	$-	$-	$-	$-

See accompanying notes to financial statements.

F-6

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TOFINANCIAL STATEMENTS

(INformation as of september 30, 2014 and for the nine months ended september30, 2013 and 2014 is unaudited)

1.	ORGANIZATION AND BUSINESS

American Education Center, Inc. (“AEC New York”) is a New York Corporation organized on November 8, 1999 and is licensed by the Education Department of the State of New York to engage in education related consulting services between the United States and China.

On May 7, 2014, the President/sole shareholder of AEC New York formed a New Company (“AEC Nevada”) in the state of Nevada with the same name. On May 31, 2014, the President/sole shareholder of AEC New York exchanged his 200 shares for 10,563,000 shares of AEC Nevada. This exchange made AEC New York a wholly owned subsidiary of AEC Nevada (“AEC Nevada” or the “Company”).

The Company’s primary goal is to build upon the concept of “one-stop comprehensive services”for international students, educators, and institutions. The Company has been devoted to international education exchanges, by providing educational and career enrichment opportunities for students, teachers, and educational institutions between China and the United States. The Company currently provides admission, visa, housing and other consulting services to Chinese students wishing to study in the United States. The Company also provides exchange and placement services for qualified United States educators to teach in China.

2.	ACCOUNTING POLICIES

Basis of Presentation

As disclosed above, the exchange of shares has been treated as a transaction between entities under common control, similar to a pooling of interest, whereby the assets and liabilities are recorded at their carrying values. Based upon this treatment, the equity section of AEC New York has been recast as if this transaction had occurred at the beginning of the earliest period being presented and accordingly, as if the 10,563,000 shares of AEC Nevada have been outstanding since then. AEC Nevada had no assets or liabilities when formed.

The accompany consolidated financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of American (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

F-7

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

2.	ACCOUNTING POLICIES(continued)

Unaudited Interim Financial Statements

The accompanying interim consolidated balance sheet as of September 30, 2014 and the statements of consolidated operations, changes in stockholder’s equity (deficit) and cash flows for the nine months ended September 30, 2013 and 2014 and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP and the Regulations of the Securities and Exchange Commission. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect, in management’s opinion, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the Company’s consolidated financial position as of September 30, 2014 and the results of its operations and cash flows for the nine months ended September 30, 2013 and 2014. The results for the nine months ended September 30, 2014 are not necessarily indicative of the results expected for the full year or any other period.

Cash and Cash Equivalents

The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue is recorded pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)605, Revenue Recognition, when persuasive evidence of an arrangement exists, delivery of the services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

Tuition and consulting fees are generally paid in advance. Tuition fees are recognized when reliable estimates of the number of students enrolled in the program are available upon the class completion. Consulting services that have refund provisions are recognized when such provisions have been fulfilled and no longer exist. In 2014, the Company records non-refundable consulting fees as earned and has discontinued utilizing the refund provisions in its consulting agreements.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $8,246 and $0 for the years ended December 31, 2012 and 2013, respectively, and no advertising costs were incurred for the nine month ended September 30, 2013 and 2014.

F-8

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

2.	ACCOUNTING POLICIES(continued)

Concentration of Credit Risk

The Company maintains its cash accounts at a commercial bank. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 per bank for substantially all depository accounts. At September 30, 2014, the Company did not have cash balances which were in excess of the FDIC insurance limit. The Company performs ongoing evaluation of the financial institution to limit its concentration of risk exposure. Management believes this risk is not significant due to the financial strength of the financial institution utilized by the Company.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to deferred income. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of December 31, 2012 and 2013 and September 30 2014, the Company does not have a liability for any unrecognized tax benefits.

F-9

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

2.	ACCOUNTING POLICIES (continued)

Fair Value of Financial Measurements

FASB ASC 820, Fair Value Measurement, specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs –	Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs –	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs –	Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

FASB ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company did not identify any assets or liabilities that are required to be presented at fair value on a recurring basis. Non-derivative financial instruments include cash, loan from stockholder and accounts payable and accrued expenses. As of December 31, 2012 and 2013 and September 30, 2014, the carrying values of these financial instruments approximated their fair values due to their short term nature.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

F-10

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

2.	ACCOUNTING POLICIES(continued)

Income (Loss) per Share

Net income (loss) per share is calculated in accordance with FASB ASC 260, Earnings Per Share, and SEC SAB 98. Basic income(loss) per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options are converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted income (loss) per share are the same for the years ended December 31, 2012 and 2013 and for the nine months ended September 30, 2013 and 2014, because the Company had no common stock equivalents.

3.	RECENTLY ISSUED ACCOUNTING STANDARDS

The Company has assessed all newly issued accounting pronouncements released during the years ended December 31, 2012and 2013 and the nine months ended September 2014 and through the report date, and has found none of them will have a material impact on the Company’s financial statements when or if adopted.

4.	SECURITY DEPOSIT

The Company leases office space from a third party for the period April 2014 through May 2016. The Company has deposited with the landlord a security deposit of $40,662.

5.	DEFERRED REVENUE

Deferred income at December 31, 2012 and 2013 represents refundable revenue for services that have not been fulfilled, tuition revenue to be earned in 2013 and prepayment for consulting services to be rendered in 2014.

F-11

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

6.	RELATED-PARTY TRANSACTIONS

The loan from stockholder represents an unsecured non-interest bearing loan, arising from expenses paid on behalf of the Company. The borrowings are due on demand.

The Company occupied office space owned by its sole stockholder under a month to month arrangement until September 2013, at a monthly rental of approximately $2,000. The related payable is included in the loan from stockholder as of December 31, 2012, 2013, and September 30, 2014.

The Company leased office space under a month to month arrangement from a third party commencing October 2013 at a monthly rental of approximate $1,700, which was paid by an entity affiliated with the Company under common control. The related payable of $4,950 at December 31, 2013 is included in accounts payable and accrued expenses.

Rent expense under these related leases was approximately $25,000, $29,000 and $5,000 for the years ended December 31, 2012 and 2013 and for the nine months ended September 2014,respectively.

7.	LEASE COMMITMENT

In April 2014, the Company entered into to a new lease for office space with by an unrelated third party. This lease agreement required a monthly rental of $13,554 and expires on May 31, 2016.Rent expense was approximately $95,000 for the nine months ended September 30, 2014.

Future minimum lease commitments are as follows:

Amount
Year Ending:
December 31, 2015	$166,037
December 31, 2016	70,506

Total	$236,543

F-12

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

8.	Income taxes

The components of deferred tax assets at December 31are as follows:

	2012	2013

Deferred revenue	$42,937	$158,708
Net operating losses	3,946	-

	$46,883	$158,708

The (benefit from) provision for income taxes for the years ended December 31, consists of the following:

	2012	2013

Current	$50	$5,871
Deferred	(24,285)	(111,825)

Total	$(24,235)	$(105,954)

The components of deferred tax assets at September 30 are as follows:

	2013	2014
	(Unaudited)
Deferred revenue	$143,124	$-
Net operating losses	-	-

	$143,124	$-

F-13

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

8.	Income taxes (continued)

The (benefit from) provision for income taxes for the nine months ended September30,consists of the following:

	2013	2014
	(Unaudited)
Current	$58,485	$5,977
Deferred	(96,241)	158,708

Total	$(37,756)	$164,685

The Company’s tax returns are subject to examination by the Federal, State and City tax authorities. The 2011, 2012 and 2013 tax years are open and subject to examination by the taxing authorities. The Company is not currently under examination nor have they been notified by the authorities.

A reconciliation of the (benefit) provision for income taxes, with the amount computed by applying the statutory Federal income tax rate for the year ended December 31, 2012 and 2013 and the nine months ended September 30, 2013 and 2014, is as follows:

	December 31,		September 30,
	2012	2013	2013	2014
			(Unaudited)
Tax at federal statutory rate	(34.0)%	(34.0)%	(34.0)%	34.0%
State and local taxes, net of federal benefit	(10.8)%	(10.8)%	(10.8)%	10.8%
Surtax exemption	0.0%	(2.4)%	(13.5)%	(1.0)%
Other	0.1%	0.4%	(0.5)%	(0.4)%

Benefit from income taxes	(44.7)%	(46.8)%	(58.8)%	43.4%

F-14

AMERICAN EDUCATION CENTER, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

(INFORMATION AS OF SEPTEMBER 30, 2014 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2014 IS UNAUDITED)

9.	ISSUANCE OF COMMON STOCK

On May 31, 2014, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with AEC New York whereby we acquired all of the outstanding capital stock of AEC New York and AEC New York became a wholly owned subsidiary of the Company.  In consideration for the purchase of 100% of the issued and outstanding capital stock of AEC New York under the Exchange Agreement, we issued to the shareholder of AEC New York, Mr. Max Chen (President and director of the Company), an aggregate of 10,563,000 restricted shares of the Company’s common stock and AEC New York became a wholly-owned subsidiary of the Company.

On September 30, 2014, the Company issued 8,982,000 shares of common stock at the purchase price of $0.01 per share and received gross and net proceeds of $89,820 from this private placement.

On September 30, 2014, the Company issued 1,455,000 to Employees consultants and legal counsel for services previously rendered. These shares, 285,000 were issued to the Company’s chief executive officer. The shares were recorded at their fair value of $.01 per share.

10.	EMPLOYMENT AGREEMENTS

On August 1, 2014, the Company entered into employment agreements with its President/Sole director and its Chief Executive Officer, which both expire on July 31, 2015. Both agreements provide for a monthly salary of $3,000. In addition, the Chief Executive Officer was issued 285,000 shares of common stock for his services through September 30, 2014. The shares were valued at $0.01 per share.

11.	SUBSEQUENT EVENTS

On November 11 and 12, 2014, the Company received $89,820 from the sale of 8,982,000 shares of common stock on September 30, 2014 which was shown as stock subscription receivable.

The Company’s management has performed subsequent events procedures through December 08, 2014, which is the date the financial statements were available to be issued. There were no subsequent events requiring adjustment to or disclosure in the financial statements.

F-15

AMERICAN EDUCATION CENTER, INC.

9,000,000 SHARES OF COMMON STOCK

PROSPECTUS

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

___________________, 2015

46

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering for the securities included in this registration statement:

SEC registration fee	$12.00
Printing expenses	$1,000
Legal fees and expenses	$30,000
Accountants’ fees and expenses	$2,500
Auditor fees and expenses	$20,687
Transfer agent fees	$1,000
Miscellaneous expenses	N/A
Total	$55,199

Item 14.                      Indemnification of Directors and Officers

Our Articles of Incorporation and By-Laws provide that we will indemnify to the fullest extent permitted by the Nevada General Corporation Law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Company or serves or served at our request as a director, officer or employee of another corporation or entity.

We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Articles of Incorporation and By-Laws.  These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.                      Recent Sales of Unregistered Securities

As of December 10, 2014, we have 21,000,000 shares of common stock issued and outstanding.

On May 31, 2014, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with AEC New York whereby we acquired all of the outstanding capital stock of AEC New York and AEC New York became a wholly owned subsidiary of the Company.  In consideration for the purchase of 100% of the issued and outstanding capital stock of AEC New York under the Exchange Agreement, we issued to the shareholder of AEC New York, Mr. Max Chen (President and director of the Company), an aggregate of 10,563,000 restricted shares of the Company’s common stock and AEC New York became a wholly-owned subsidiary of the Company.

On September 30, 2014, we issued a total of 8,982,000 shares of common stock to an aggregate of 19 shareholders at the purchase price of $0.01 per share. We received gross and net proceeds of $89,820 from this private placement.

47

During the period from January to July 2014, , we issued a total of 870,000 shares of common stock at $0.01 per share to consultants and employees for services provided during that period. The Company recorded a fair value of $8,700  for these shares.

We issued a total of 285,000 shares of common stock to Mr. Hinman Au at value of $0.01 per share on September 30, 2014 as executive compensation for Mr. Au serving as Chief Executive Officer for the Company. The Company recorded a fair value of $2,850 for such services rendered.

In addition, we issued 300,000 shares of common stock to our legal counsel, the Law Office of Yue & Associates, P.C. for services rendered in August 2014. The Company recorded a fair value of $3,000 for these shares.

Unless stated otherwise below, all issuances of securities described under this “Item 15 – Recent Sales of Unregistered Securities” were issued pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated there under and Regulation S.

Item 16.                      Exhibits

(a)	Exhibits.

Exhibit
Number	Description

2.1	Share Exchange Agreement between AEC New York and AEC dated May 31, 2014 *

2.3	Subscription Agreement between AEC Nevada and accredited investors dated September 30, 2014 *

2.4	Subscription Agreement between AEC Nevada and nonaccredited investors dated September 30, 2014 *

3.1	Articles of Incorporation of Registrant, dated May 7, 2014. *

3.2	Bylaws of the Registrant. *

4.1	Specimen Common Stock Certificate. *

5.1	Opinion of Law Office of Yue & Associates **

10.1	Employment Agreement with Hinman Au (CEO) dated August1, 2014 *

10.2	Employee Agreement with Max Chen (President) dated August 1, 2014 *

10.3	Consulting agreement between AEC New York and New Oriental Guangzhou dated August 13, 2013 *

10.4	Consulting agreement between AEC New York and Saint Peter's University dated May 1, 2014 *

14.1	Code of Business Conduct and Ethics *

23.1	Consent of Independent Registered Public Accounting Firm. **

23.2	Consent of Law Office of Yue & Associates (included in Exhibit 5.1). *

*	Previously filed.
**	Filed Herewith.

48

(b)	Financial Statement Schedule

Schedules have been omitted because they are not applicable, not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

49

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

50

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 18, 2015.

American Education Center Inc.

By:	/s/ Hinman Au
Hinman Au, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Hinman Au	February 18, 2015

Hinman Au
Chief Executive Officer
(Principal Executive Officer

/s/ Max Chen	February 18, 2015

Max Chen President, Chairman, Chief Financial Officer and Secretary
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)

51